EXHIBIT 4.1


                          AMENDMENT TO RIGHTS AGREEMENT

            AMENDMENT, dated as of September 22, 1998, to the Rights Agreement, dated as of March 16, 1989 (the "Rights Agreement"), between Raven Industries, Inc., a South Dakota corporation (the "Company"), and Norwest Bank Minnesota, National Association (the "Rights Agent").

            WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

            WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof;

            WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its shareholders to amend the Rights Agreement to change the definition of an "Acquiring Person" pursuant to Section 1(a) of the Rights Agreement, and any other provisions in the Rights Agreement that relate to such definition; and

            NOW, THEREFORE, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

1.          Amendment to the Rights Agreement.

            A. Section 1(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

            (a) "Acquiring Person" shall mean any person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, without the prior approval of a majority of the Board, shall be the Beneficial Owner (as such term is hereinafter defined) of 25% or more of the then outstanding shares of Common Stock of the Company or who was such a Beneficial Owner at any time after the date hereof, whether or not such person continues to be the Beneficial Owner of 25% or more of the then outstanding shares of Common Stock of the Company, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity organized, appointed or established by the Company for or pursuant to the terms of any such plan. For purposes of this


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            Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of Common Stock of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on the date of this Agreement.

            B. Section 3(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

            (a) Until the earlier of (i) the close of business on the tenth day after the Stock Acquisition Date, or (ii) the close of business on the tenth day after the date of the commencement of, or first public announcement of the intent of any Person (other than the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company or any entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) to commence (which intention to commence remains in effect for five business days after such announcement), a tender or exchange offer which would result in such Person becoming the Beneficial Owner of 25% or more of the then outstanding shares of Common Stock of the Company (including any such date which is after the date of this Agreement and prior to the issuance of the Rights) (the earlier of such dates being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights (and the right to receive certificates therefor) will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company). As soon as practicable after the Distribution Date, the Rights Agent will send by first class, postage prepaid mail, to each record holder of the Common Stock as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more rights certificates, in substantially the same form of Exhibit A hereto (the "Rights Certificates"), evidencing one Right for each share of Common Stock so held. As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates.


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            C.    Section 23(a)(ii) of the Rights Agreement is hereby amended to read in its entirety as follows:

            (ii) In addition, a majority of the Continuing Directors may redeem all but not less than all of the then outstanding Rights at the Redemption Price following the occurrence of a Stock Acquisition Date but prior to any event described in Section 13(a) either (x) if each of the following shall have occurred and remain in effect: (1) a Person who is an Acquiring Person shall have transferred or otherwise disposed of a number of shares of Common Stock in a transaction, or series of transactions, which did not result in the occurrence of an event described in Section 11(a)(ii) such that such Person is thereafter a Beneficial Owner of 5% or less of the then outstanding shares of Common Stock of the Company and (2) there are no other Persons, immediately following the occurrence of the event described in clause (1), who are Acquiring Persons or (y) in connection with any event specified in Sections 11(a)(ii)(A)(1) or 13(a) not involving an Acquiring Person or an Affiliate or Associate of an Acquiring Person or (z) following an occurrence of an event set forth in, and the expiration of any period during which the holder of Rights may exercise the rights under, Section 11(a)(ii), but only if at the time of such redemption, neither the Acquiring Person nor any other Acquiring Person is the Beneficial Owner of 25% or more of the then outstanding shares of Common Stock of the Company.

2.          Miscellaneous.

            (a) Except as otherwise expressly provided, or unless the context otherwise requires, all capitalized terms used herein have the meanings ascribed to them in the Rights Agreement.

            (b) This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same document.

            (c) Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.


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            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

                                          RAVEN INDUSTRIES, INC.


                                          By:     /s/ Thomas Iacarella
                                                  ------------------------------
                                            Its:  VP Finance



                                          NORWEST BANK MINNESOTA, N.A.


                                          By:     /s/  Ted Garrity
                                                  ------------------------------
                                            Its:  Assistant Vice President


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